CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form F-3 of our report dated June 25, 2007 relating to Randgold Resources Limited's financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in Randgold Resources Limited’s Annual Report on Form 20-F for the year ended December 31, 2006. We also consent to the incorporation by reference of our report dated June 25, 2007 relating to Randgold Resources Limited's financial statement schedule, which appears in such Annual Report on Form 20-F.  We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP

London, United Kingdom

November 27, 2007